Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Banc of California, Inc., formerly known as First PacTrust Bancorp, Inc., of our report dated March 30, 2012 with respect to the consolidated financial statements of Banc of California, Inc. for the year ended December 31, 2011, which report appears in the Annual Report on Form 10-K, as amended on Form 10-K/A, of Banc of California, Inc. for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Costa Mesa, California

February 5, 2015